CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in this Registration Statement of Dunham Funds on Form N-14 of our report dated September 27, 2012, relating to the financial statements of Sherwood Forest Alternative Fund for the year ended July 31, 2012, and to the reference to our firm under the heading “Information About The Sherwood Forest Fund and Dunham Fund” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

January 25, 2013